PARTY CITY CORPORATION
MANAGEMENT REMARKS
C.L. KING CONFERENCE
SEPTEMBER 21, 2004

NANCY PEDOT, CHIEF EXECUTIVE OFFICER

[Slide 1: Title]

I’m delighted to be here. Good afternoon. I am Nancy Pedot, Chief Executive Officer of Party City. I’m excited to share with you the vision... our vision, for Party City.

[Slide 2: Forward Looking Statements]

Before I continue, I’d like to call your attention to the Safe Harbor language on this slide, and I encourage you to refer to our filings with the Security and Exchange Commission for more information regarding the risk factors associated with our forward-looking statements.

[Slide 3: Agenda]

And now, on to the agenda for today... We ready to go? Just keep talking.

In the next few minutes, I want to give you the perspective on where we’ve been as a Company and, more importantly, on where we’re going. I’ll talk to you about the strategic initiatives that we are pursuing that will enhance shareholder value.

And then, you will have the opportunity to hear from Rick Griner, our Chief Operating Officer, who will describe the business process and supply chain initiatives that we’re pursuing to support our growth. You’ll also have a chance to meet with Gregg Melnick, our Chief Financial Officer.

And finally, I’ll wrap it up by talking about how we are executing on our new strategies.

[Slide 4: Strengths and Strategic Initiatives]

First, let’s look at the strengths that make Party City a compelling retail concept.

Then we’ll talk about the strategic initiatives we are following to create a better shopping experience for our customers – and to unlock the value of the Party City for our shareholders.

[Slide 5: Party City’s Strengths]

I’ve been associated with Party City since 2000, first as a board member and, more recently, as CEO in January of this year. Throughout my involvement with the Company, I’ve been very excited about what I feel are the opportunities for Party City, and the potential of this concept.

•	We are the... we believe that we are...the largest supplier of party products in the United States.

•	We have, we think, tremendous potential, because we can be a part of every major event or celebration in the customers’ lives. To take advantage of that opportunity, we’re working to become the source of products, ideas and services for every occasion.

•	Our concept appeals to all socio-economic levels—because everyone loves a celebration.

•	We’re building an experienced and extremely talented management team. Our team members have strong track records of accomplishments in their former positions, and we’re all committed to delivering on the Party City concept.

•	We have strong cash flow and balance sheet that will enable us to invest in future growth opportunities.

•	Over the past few months we’ve developed a plan to enhance our concept through ambitious – but achievable – initiatives in the areas of product, brand revitalization, people, and our business processes.

[Slide 6: Party City—Past]

I think to understand where the Company’s going, it’s important to understand our past.

•	Party City was founded with the idea that we would be a category killer, with an unmatched assortment of party supplies.

•	An essential part of that concept was that we would be a discount party store.

•	That our store environment would largely be self-service.

•	We also had a commitment to be in stock in every item until the last day of the season. We strongly felt that that was a competitive advantage.

•	The other important thing to remember is that Party City started with an infrastructure that was designed to support a franchise business model. An example of that might be that the merchandising team selected the products, and then the product information was sent to franchisees, who would buy the product and manage the inventories. Eventually, the same was true for corporate stores. The

General Merchandise Managers would buy the product and manage it in our stores. That’s a very different infrastructure than would be needed to support 250 corporate stores.

But, in the late 1990s, over a short period of time, approximately 130 corporate stores were opened. That would forever change the needs of the corporation—we needed a different infrastructure that would help support both franchise and corporate stores. But this dramatically altered our business model in ways that had not been anticipated when the infrastructure was originally designed.

[Slide 7: Party City—Present]

Our original concept still allowed us to become the nation’s largest party chain. And we have tremendous opportunity to revitalize the concept and the brand and to build on our leading position.

•	We have roughly 500 company-owned stores and franchise locations, as you can see from the map.

•	We had total chain revenue of more than a million dollars [correction: billion dollars] for the fiscal year that ended on July 3rd, 2004. And that was a 7.4% increase over fiscal 2003. Also now, with respect to all financial data discussed today, fiscal year 2004 was a 53-week year, against fiscal 2003, which was 52 weeks.

•	While the size of the party supply market is difficult to measure, for reasons that I will explain in a few minutes, we believe that Party City is the market leader based on sales.

[Slide 8: Party City—Future]

As I mentioned earlier, I’m truly excited about the opportunity to build on a solid base, and to help Party City progress much further. To make, we want to create a party store concept that doesn’t exist today – that takes the best elements of what we are today and adds fresh, new and innovative ideas.

•	We want to be the source of products, services and ideas for every occasion. Our business is all about when people get together, so we want to design products and a shopping experience that will have broad market appeal to all socio-economic levels. We want customers to think of Party City whenever they have an occasion or an event.

•	A key part of our strategy is to introduce exclusive products that customers can’t find anywhere else. This will give us a competitive advantage – and give our customers region, reasons to shop our stores. When someone goes to a party, we want them to ask, “Where did the wonderful plates or napkins come from?” and the answer to be: “Party City” and that you can’t find the products anywhere else.

•	To go along with our emphasis on exclusive product, we also needed to change our pricing strategy. We have had a history of selling products very competitively and we certainly will not lose that history, but we want our customer to walk in every day knowing that they’re going to get the best quality and value, and not feel that they have to wait for a sale or that they could have saved more money had they shopped the week prior.

So, last spring, we launched a new, more consistent pricing strategy. Our fashion merchandise is priced to maintain a price/quality relationship that we believe is competitive in our market. And at the same time, we offer every day low prices on basic commodity items. This shift resulted in less promotional advertising during our fourth quarter, and helped increase gross margin for the fourth quarter of 2004.

•	We are also working to improve the shopping experience at Party City. We want to give our stores a fresh appearance and we’re doing that through new signage and through new merchandise presentation. We also use adjacencies to make the shopping easier, such as merchandising related products by color and by theme. We’ve seen some examples of that in our stores recently: a few years ago we began by merchandising all licensed product together. We also coordinated this year all of our summer luau product together, and the result has been a strong customer response, and we saw double-digit comparable store increases in those categories where we did merchandise the product together.

Also, most of our stores have very long aisles, which sometimes can be difficult to shop. So, where possible, we’re cutting through these aisles to allow customers to move more freely through the stores. To date, we have about 112 corporate stores that currently have the new aisle configuration, and we should finish the job on all appropriate stores by the end of fiscal 2005.

•	Customer service is another key initiative. We’ve launched a series of customer service training programs Company-wide, using concepts that have been proven in other environments. It will take time to transition our customer service to the kind of shopping experience we want to provide, but we’re taking steps in the right direction.

And last, but not least, we completed the implementation of new information systems in our corporate stores and began a major supply chain initiative that we’ll discuss with you in a few minutes.

[Slide 9: Strategic Initiatives]

Those of you who are familiar with our strategic initiatives know that I generally divide them into 4 broad categories: product, brand revitalization, people and business processes. Now, I’d like to spend some time looking at how we’re moving forward on each of these initiatives.

[Slide 10: Party Supplies Retail Market]

To understand why we believe our initiatives will be successful, it’s important to have a sense of the party supply market.

What’s great about the party business is, wherever people get together to share events and experiences with their family, friends, community, or work colleagues, we have an opportunity to be a part of their lives. So, our products and services have broad appeal to every socio-economic group.

On the other hand, it’s difficult to gauge the size of the market, because it’s very fragmented. A wide variety of retail outlets, such as grocery stores, drug stores, mass merchants sell commodity items such as paper products or birthday candles, or licensed children’s tableware. There are relatively few specialty retailers who provide a breadth and depth of product to plan a complete party. These retailers are served mostly by the same suppliers. The result is that you find the same products in any store, in any region. When everyone has the same product, then your competitive advantage tends to be price or shopping experience.

We think that by trying to compete with a pricing strategy based on continual discounting is ultimately not as effective as competing also with unique products. That’s why we made the decision to focus on strengthening our competitive position through exclusive product and also a better shopping experience.

[Slide 11: Product Initiatives]

Our decision to offer a strong selection of exclusive product is all about giving the customer more choices, providing better value and differentiating Party City from the competition. In return, we expect to ultimately drive better margins.

•	We began by introducing new, exclusive designs for some seasonal products in time for the summer season. I mentioned earlier that the customer had a strong response to our new formula of well-designed, coordinated products that offers, solid...solid value every day.

•	We have continued our product transition, with the introduction of a new assortment for fall, in tableware, sports and gift wrap. The most dramatic shift in terms of new, exclusive products will come in the 3rd and 4th quarter of our fiscal 2005.

•	We’ve also designed assortments that allow the customer to put together a unique event by mixing and matching coordinated patterns.

•	A coordinated approach to merchandising and assortments will make the process of planning an event fun for the consumer, and encourage additional product sales, and support our reputation as being a source of products, ideas and services for every occasion.

[Slide 12: Halloween 2004 at Party City]

As you know, Halloween can be one of ...the most important season in the party supply industry. It accounts for about 20% of our Company’s annual sales, and over 70% of Halloween sales are generated in the 4 weeks leading up to this holiday. So, it’s premature to talk about holiday sales trends, but I do want to tell you that...what we’re doing is to build... I want to talk to you about what we’re doing to build on a strong Halloween season.

We focused on having a strong assortment in 3 categories for Halloween product: costumes, Halloween party supplies, and “Haunt Your House,” or products that you can use to decorate your house both inside and out.

•	In costumes, we have more in-depth stock in key selling items, with over 400 styles to choose from. And, our distinctive “Imagine It, Create It” section makes it easier to build a costume from related components, for those people who like to design their own.

•	In Halloween party, we took a page from our “exclusive product” strategy. Roughly three-quarters of our Halloween party products are exclusive to Party City.

•	The third category, which we call “Haunt Your House”, consists of special items, such as props and inflatables, so that customers can decorate the inside and outside of their house.

The other important thing about this Halloween season is that the 31st is a Sunday. We’re encouraging customers to celebrate Halloween the entire weekend: at school or work on Friday, and with multiple parties for kids and adults on Saturday and Sunday. That means customers will need more than one costume, extra party supplies, etc.

To give customers more ideas for all these events, we have a fun and innovative approach to advertising and promotion. Your investor kits today contain a copy of our “Party City Examiner”. It’s our solution to the boring, look-alike circulars that we and our competitors have traditionally sent out. It uses a bold, humorous tabloid format that we hope will make customers take notice—and head for the nearest Party City.

[Slide 13 through 16: Halloween 2004 at Party City]

The following slides will show you the fun that we have in store this Halloween season.

•	Here is just a small sampling of our costumes for adults and children.

•	Here, you can see a party pattern – our exclusive “eyeball” design.

•	Some of our other exclusive, well-coordinated party goods and accessories...

•	And, finally, our unique “Haunt Your House” category.

[Slide 17: Brand Revitalization Initiatives]

Along with the new product strategy, we have launched a wide range of initiatives to strengthen our brand image and position Party City as the pre-eminent party supplies brand.

•	We began to change our in-store graphics last spring. Customers will now see signage in the front of the store that will change to reflect the seasons and periodic product introductions.

•	Our packaging also is becoming more consistent and graphically cleaner.

•	We’re transitioning our advertising circulars away from the former price/item focus, to a more comprehensive message about our products and shopping experience. But, we are still sending a strong price/value message.

•	We are in the process of conducting a comprehensive study... a marketing study that will better define market segments and help us in targeting our marketing approach.

•	Earlier, I mentioned that we have begun to upgrade the presentation in our stores, cutting through long aisles to allow customers to navigate the stores more easily. This is a major initiative for the Company. The aisle cut-throughs also let us merchandise differently, showing more product on end-caps. Beginning in January 2005, we will re-set the stores with new assortments, better product adjacencies and stronger merchandising.

•	We also are working on the design of a new prototype store that will be the format for 5-7 new stores in fiscal 2005.

•	To enhance customer service, we have launched a number of customer service training initiatives and have presented them to associates across the country.

[Slide 18: Brand Revitalization – In-Store Graphics]

You can see here that we have clean, eye-catching in-store graphics to help customers imagine and create their perfect party.

[Slides 19 through 21: Brand Revitalization – Packaging]

In these slides, you can see how we are replacing the manufacturers’ packaging, which was inconsistent and visually cluttered, with packaging we designed... our own designs that showcases product.

•	Here, you see the old and new packaging for plates...

•	Here, you can see how we’ve upgraded packaging for body suits...

•	And here is the more streamlined packaging for tights.

[Slides 22 through 24: Brand Revitalization – Advertising]

Our recent advertising is designed to stand out from standard circulars. Here, you’ll see how we’re using humor and creativity to capture the imagination of our customers. And here are some further advertising... examples of creative advertising concepts.

[Slide 25: People Initiatives]

Our strategic initiatives are ambitious, and we have worked to recruit talented, accomplished people to help move Party City forward.

•	Because of the importance of our systems and supply chain initiatives, we created the new position of Chief Operating Officer in January. We are fortunate that Rick Griner, a Party City Board member and former senior executive at Omni Fitness Equipment, Trend-Lines and Family Dollar Stores, took on the COO responsibilities. We have also grown our logistics team to 14 members.

•	To lead our merchandising team, we brought on Lisa Laube as Chief Merchandising Officer. Lisa is a highly talented merchant who has over 20 years of experience with such retailers as Limited Brands, Linens ‘N Things, and the Macy’s organization. We added about 20 people to the merchandising team in FY 2004, including merchandise managers and associate managers, and planning and allocation staff.

•	To work on graphics, packaging design and related activities that support our brand revitalization, Susan Hochbaum joined us as our first Creative Director. Prior to joining Party City, Susan founded and ran her own design firm and, earlier, was a member of a leading design agency.

•	We just added a VP of Marketing, which is an important new position for us. Our new marketing director comes to us following senior positions with a division of Estee Lauder and the card division of American Express.

Speaking of key additions to the management team, this is a perfect segue to turn the presentation over to Rick Griner, our Chief Operating Officer, who will discuss our business process and supply chain initiatives.

RICK GRINER, CHIEF OPERATING OFFICER

[Slide 26: Business Process and Supply Chain Initiatives]

Thank you Nancy. I’m pleased to be with you today to discuss our business process and supply chain initiatives.

[Slide 27: Business Process Initiatives]

In the past nine months, we have been implementing a number of business process initiatives that are extremely important to the future of Party City, and will provide a number of significant operational and financial benefits.

•	We completed a significant upgrade of the Triversity Store POS [point of sale] System in June of 2004. We’re already seeing improved performance from this system in terms of transaction times, faster in-stock research and improvement in data management. With the new system, for example, electronic credit authorization performance improves from an average of 30 seconds to 5 seconds. We’re also completing implementation of Phase II of the FOCUS system, which will facilitate business processes such as Cycle Counting, Electronic Data Intercept and additional Batch Reports.

•	I’ll discuss our supply chain initiative in detail in a moment. But let me say overall that we achieved tremendous progress in a short time. In less than 4 months, we completed a 3rd Party Logistics evaluation, selected a vendor, negotiated an Operating Services Agreement, implemented a leading Warehouse Management System, and began receiving deliveries in two DCs [distribution centers] on opposite coasts.

•	Another important initiative was to begin work on an in-depth Real Estate study designed to provide a detailed expansion plan for corporate and franchise locations. The complete study is due in the FY 2005 third quarter.

•	We also have begun to evaluate our overall procurement process to better support our corporate stores and franchisees and achieve efficiencies in purchasing and distribution.

[Slide 28: Supply Chain Program Components]

Now, let’s look specifically at our supply chain initiative in more detail. We are defining supply chain as being... consisting of transportation, warehousing, and product fulfillment. It also entails the in-store operations necessary to manage orders and inventory deliveries. The supply chain initiative offers many tangible benefits:

•	First, it will support our ability to introduce new product assortments in a timely and efficient manner.

•	Second, the initiatives will take costs out of our operations by reducing labor effort and/or increasing efficiency. We expect to see benefits in terms of inventory carrying costs, transportation, store receiving and ordering, accounts payable process, and reduction of off-site storage.

•	Finally, the new supply chain approach supports our ability to move toward a selling culture, eliminating many inventory management and replenishment functions that until now have been performed at the store-level. Store personnel can transition from being primarily buyers and inventory managers, to being sellers and providers of service to our customers. For instance, today our corporate stores generate in excess of 350,000 POs [purchase orders] flowing through our systems and accounting functions.

[Slides 29 through 33: Supply Chain Strategy]

Let me review the strategic goals of our supply chain strategy, and the ways in which our initiatives will help achieve those goals.

•	Our first goal is to increase retail sales per store. The new supply chain program will be able to support the new product concepts by increasing delivery efficiency, and speeding seasonal inventory transitions.

•	Our second important goal is to improve margins. The new supply chain program will allow us to leverage our distribution assets and increase distribution effectiveness and efficiency. Manual processes will be reduced. Also, the new approach can support an imports program.

•	Third, better supply chain processes will simplify store operations. They will improve the overall product flow into the stores. We’ll reduce and eliminate, in many cases, the top stock and the congestion and clutter that have been an obstacle in our stores. And we’ll improve the store’s ability to rapidly execute a seasonal transition.

•	Fourth, we’ll be able to accelerate and diversify our North American growth. We can support expansion into new trade areas economically. And we can support new store formats.

•	Last – but certainly not least – is the benefit in terms of improved store service levels. Better supply chain management should improve our inventory effectiveness and reduce the cycle time dramatically from vendor to store shelf.

And, we’ll streamline the store’s receiving process through delivery reliability and increased ease of receiving.

[Slide 34: Evolving DC Network]

The distribution initiative will be evolving over the next 24 to 36 months in the following manner. Presently, we have two temporary DCs located in Fontana, CA and Mechanicsburg, PA. Both of these will be utilized while the permanent facilities are being designed and the exact sites determined. Ultimately, the full service distribution center on the West Coast will be located somewhere between Long Beach, Las Vegas and Phoenix. The East Coast location will be along the Interstate 81 corridor in Virginia.

Full service DCs are defined as those providing all levels of service, which include the picking of “eaches”, single sale units, inner pack or multiple single sale units, case and pallet quantities directly to individual stores on a predetermined, volume-dependent, delivery schedule. These centers will also be used to provide “eaches” or inner packs to the regional centers. Once we have determined the total numbers of franchisees participating in the distribution program, regional centers will most likely be located in the areas of Chicago, Dallas and mid- to southern Florida.

[Slide 35: Delivery Cost/Carton by Mode]

This chart shows the compelling economics of switching to our own delivery concept. Under the prior system, over 80% of our vendors’ shipments were delivered to the stores by parcel carriers like FedEx or UPS. As you can see from this chart, our cost for a FedEx shipment from 250 miles up to a maximum of 1000 miles, ranges from approximately $4 per case, to as high as $6 per case. By eliminating the single carton shipment, and going to LTL shipments, the cost per carton drops down to approximately $1 to $2 per case for 250 to 1000 miles. Eventually, when the system is fully operational, we will be shipping full truckloads. This will achieve maximum delivery efficiency, and we believe case cost will decrease to approximately the 60 cents-to-$1 per case range.

[Slide 36: Supply Chain Strategic Plan]

Our strategic plan is as follows... During the summer that just concluded, we began converting all single SKU, full case vendors to our 2 distribution centers. In 2005, we will begin our initial equipment installation for full service distribution centers. This will require storage racks, conveyors and lift trucks, and we’ll begin implementing what we refer to as regional distribution centers. In the spring of 2006, we should have break packed implementation. And in the summer of 2006, we’ll be able to see full DC capabilities.

[Slide 37: Estimated Costs per Case]

What does that mean to us, in terms of the economics of the Company? I’ll use this chart to describe the types of efficiencies we anticipate. Let’s assume that our current cost,

with direct-to-store deliveries, is now a factor of 100%. As we begin to move into the distribution pattern, it becomes more and more efficient. By the summer of 2006 we would be looking at our delivery costs being less – approximately 80% of what they are today. And moving forward, the timeline, as you can see, we get to 70%, then 55%, and then 52% of the today’s current costs. We have independent studies that document these kinds of potential savings.

As you can see, we have expectations that the logistics initiative will yield substantial benefits for Party City. Now, I’ll ask Nancy to come back to continue her presentation.

NANCY PEDOT, CHIEF EXECUTVE OFFICER

[Slide 38: Financial Perspective and Strategy Execution]

Thank you, Rick.

As you can see from the presentation up to this point, Party City is moving ahead rapidly on many fronts—simultaneously—to transform our product assortment, brand image, people and business processes. Many of our initiatives are not yet visible in our stores, but we are confident that they will result in long-term growth and profitability. In a moment, I want to reiterate some near-term financial implications that we have shared with investors in the past.

[Slide 39: Financial Team Leadership]

First, I want to introduce another new member of the Party City management team, Senior Vice President and Chief Financial Officer Gregg Melnick, who officially began his responsibilities with us on September 16. I hope many of you have a chance to meet Gregg later today. We’re very fortunate to have Gregg join our team. He is an accomplished financial manager with experience in various industries, including retailing. Before joining us, Gregg was Vice President of Business Unit Finance and Treasury at Dow Jones, where he oversaw the finance teams responsible for budgeting, forecasting, strategic planning, business development and capital management for each business segment, as well as the Company’s treasury and risk management functions. He previously served as CFO of Susan Dell Inc., a privately held women’s luxury apparel company, and before that held a series of financial positions with Liz Claiborne, Inc.

[Slide 40: Key Operating and Financial Data]

Let’s skip ahead, here you see a brief financial overview...

[Slide 41: FY 2005 Perspective]

We understand that our shareholders deserve a return on the investment that we are making in the strategic initiatives we have discussed. Because we are in a transitional period, it is difficult to predict the amount and timing of the financial payback on our investment. However, we have provided some ranges for expectations. Let me reiterate the expectations we previously shared with investors during our May Investor Day and our 4th quarter conference call. I also want to emphasize, again, that we believe the results of our strategies will be most visible in the second half of fiscal 2005.

•	We expect our strategic initiatives to produce same store sales increases in the low single digits for the first half of fiscal 2005 (the period from July-December 2004).

•	Same store sales are expected to rise to the mid-single digits for the second half of fiscal 2005 (the period from January-June 2005). Since same store sales in FY 2004 grew 6-tenths of 1 percent, this would be a substantial improvement.

•	The positive impact of the strategic initiatives is also expected to produce a 100 basis point increase in our gross margin as a percentage of sales during fiscal 2005.

•	Finally, we expect that capital expenditures for fiscal 2005 would be approximately $20 million net, up from $13.5 million in fiscal 2004. This will primarily support new stores and store re-sets.

[Slide 42: Initiatives Will Drive Profitable Growth]

I am truly excited and energized by the opportunity I see at Party City. We are confident that the initiatives we are pursuing will lead to profitable growth over the long term.

•	We are introducing new, exclusive product that will differentiate Party City from competitors, and offer appealing quality to customers.

•	New store layouts and presentation techniques should enhance the customer’s shopping experience.

•	And the systems and supply chain initiatives that we... that Rick detailed will yield significant savings, productivity improvements and enable us to shift store associates from an operational to selling focus.

[Slide 43: Party City’s Strengths]

I am confident that we can build on our strengths to deliver increasing value for shareholders over the long term. Thank you.

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